Exhibit 99.1

Advanced Cell Technology Appoints Eddy Anglade M.D.

Executive Vice President of Clinical Development

Company Strengthens Clinical Team as it

Nears Phase II Trials in AMD and SMD

MARLBOROUGH, Mass. — December 12, 2013 – Advanced Cell Technology, Inc. (“ACT”; OTCBB: ACTC), a leader in the field of regenerative medicine, today announced the appointment of Eddy Anglade, M.D., to the newly created position of Executive Vice President of Clinical Development. Dr. Anglade is an ophthalmologist and an experienced pharmaceutical executive with more than 16 years of experience overseeing all elements of clinical trials and regulatory affairs.

“We created the new position, EVP of Clinical Development, as we prepare for our transition to Phase II of our AMD and SMD clinical trials. We are thrilled to welcome such an experienced and accomplished executive to our team at this critical point in the Company’s evolution,” said Gary Rabin, CEO of ACT. “Dr. Anglade has extensive experience in the development of therapeutics for treating diseases of the eye. He will make an excellent addition to the world-class management team at ACT as the Company continues to work with its clinical development partners at many of the leading academic and scientific institutions in the world.”

Dr. Anglade joins ACT after co-founding Lux Pharmaceuticals and serving as its Chief Medical Officer, where he guided the development of orphan designated and fast-track products as well as early phase development of a novel therapeutic agent for dry eye disease. His responsibilities included recruitment and development of the clinical operations, program management, and medical writing teams, as well as serving as the safety officer responsible for review of all studies. Previously he was Vice President of Clinical Development at Enzon Pharmaceuticals, where he oversaw all clinical development activities and was a member of the research and development leadership team, and designed the industry’s first multi-center, randomized, placebo-controlled and blinded study of an agent for the prevention of rejection in lung transplantation. He served as a medical director for Hoffman-La Roche Inc. where he developed and implemented clinical strategies for their CellCept® and Cytovene® drugs and served as the medical monitor for Zenapax® in cardiac transplantation. Dr. Anglade holds an M.D. from Yale University. He completed his residency in ophthalmology at Massachusetts Eye and Ear Infirmary/Harvard Medical School, and received additional training in ocular immunology at the National Eye Institute/National Institutes of Health. He is an extensively published author in eye disease and immunology.

“ACT is a great opportunity. The data from the Phase I AMD and SMD trials are very encouraging. I am excited to join the team and look forward to helping in guiding the clinical and regulatory strategy as the Company progresses through its clinical trials, ultimately toward market approval,” commented Dr. Anglade. “Macular degenerative diseases represent large and important unmet medical needs. I look forward to applying my experience in this field to move ACT’s novel therapies to the tens of millions of patients suffering from these diseases.”

About Advanced Cell Technology, Inc.

Advanced Cell Technology, Inc., a biotechnology company, engages in the development and commercialization of human embryonic and adult stem cell technology in the field of regenerative medicine. The Company is conducting several clinical trials for treating macular degeneration, and has a preclinical development pipeline focused on products for eye diseases, autoimmune and inflammatory diseases, and wound healing. Its intellectual property portfolio includes pluripotent stem cell platforms comprising embryonic stem cell and induced pluripotent stem cell (iPSC) platforms; and other cell therapy research programs. The Company is headquartered in Marlborough, Massachusetts. For more information, http://www.advancedcell.com or connect with the Company on Facebook, Twitter, LinkedIn, Google+, and YouTube.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the Company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the Company’s periodic reports, including our report on Form 10-K for the year ended December 31, 2012 and our report on Form 10-Q for the three months ended September 30, 2013. Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management at the time they are made, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management at the time they are made, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that the Company’s clinical trials or other development programs will be successful.

Contact:

Investors:

CEOcast, Inc., Bob Woods, 212-732-4300

Press:

Russo Partners, David Schull, 858-717-2310